Exhibit 99.1

Park City Group Preliminary Second Quarter Results on Track with Full Year Expectations

Company Expects to Report Increased Positive Operating Cash Flow in Fiscal Second Quarter

PARK CITY, UT – January 25, 2010 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that it expects fiscal year 2010 second quarter revenue and adjusted EBITDA to exceed expectations driven by an enlarging base of customers generating recurring revenue.

For its fiscal second quarter ended December 31, 2009, the Company expects to report:

•
Revenue of approximately $2.5 million, compared with $454,000 in the second quarter of fiscal 2009. The increase in revenue is primarily the result of higher revenues from an expanding base of retail hub customers and the addition of revenue resulting from the acquisition of Prescient Applied Intelligence, Inc. that occurred in January of 2009.

•	Adjusted EBITDA in excess of $500,000, compared with $124,000 pro-forma adjusted (for the Prescient acquisition) EBITDA for the second quarter of fiscal 2009.

•	Positive operating cash flow of approximately $300,000, compared with pro- forma negative operating cash flow of ($104,000) for the second quarter of fiscal 2009.

“Our preliminary second quarter financial results reflect a strong recurring revenue base and continued effective management of expenses,” said Randall K. Fields, Park City Group’s Chairman and CEO.  “These results are all the more gratifying because of the traditionally slower December-ended quarter when retailers are concentrating on holiday season shopping over new information technology implementation.  The momentum we have achieved year-to-date provides us with confidence to reaffirm our fiscal year 2010 financial guidance for adjusted EBITDA of approximately $2.3 million.  Equally important, for the full year we expect to report positive cash flow from operations and positive earnings per share.”

Park City Group will announce at a later date the details for its fiscal 2010 second quarter financial results conference call.

The projected and unaudited financial results discussed in this press release are preliminary only and are subject to change as a result of the completion of the Company’s quarterly review. GAAP results are anticipated to be different than projected EBITDA results and those differences are anticipated to be material.

EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges.  Although EBITDA and adjusted EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.  For more information, go to www.parkcitygroup.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Jordan M. Darrow
Darrow Associates
(631) 367-1866
jdarrow@darrowir.com